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                                                                    EXHIBIT 99.1


                        SAGA COMMUNICATIONS, INC. REPORTS
                    THE REPURCHASE OF 99,100 SHARES OF STOCK


                                                                        Contact:
                                                                  Samuel D. Bush
                                                                    313/886-7070


Grosse Pointe Farms, MI - August 26, 2003 - Saga Communications, Inc. (AMEX-SGA) today announced that it repurchased 99,100 shares of its Class A Common Stock between August 12 and August 19, 2003 pursuant to its previously announced Stock Buy-Back Program. The shares were purchased both on the open market and directly from the company's President and CEO, who exercised options and sold the shares directly to the company. The company has purchased a total of approximately $6.7 million in stock under the existing $10.0 million authorization. These purchases continue to reflect management's and the board of director's belief that the company's stock is currently undervalued. Management is pleased with the results of the Buy-Back Program and intends to continue to pursue this strategy from time to time.

Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The company owns or operates broadcast properties in 23 markets, including 46 FM and 25 AM radio stations, 2 state radio networks, 1 farm radio network, 4 television stations and 3 low power television stations. For additional information contact us at 313/886-7070 or on our website at www.sagacommunications.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes", "expects", "anticipates", "guidance" and similar expressions are intended to identify forward-looking statements. Key risks are described in the reports Saga Communications, Inc. periodically files with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.